Exhibit 4.1

First Supplemental Indenture

dated as of June 28, 2013

among

APPVION, INC.

as Issuer,

the parties named as guarantors herein,

as Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Collateral Agent,

to the

INDENTURE

dated as of February 8, 2010,

governing

10.50% Senior Secured Notes due 2015

This FIRST SUPPLEMENTAL INDENTURE, dated as of June 28, 2013 (this “First Supplemental Indenture”), is among Appvion, Inc., a Delaware corporation (the “Company”), the parties named on the signature pages hereto as guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee and collateral agent (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee have entered into the Indenture, dated as of February 8, 2010 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s 10.50% Senior Secured Notes due 2015 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture as set forth in Article I of this First Supplemental Indenture with the consent of the Holders of a majority or at least 66 2/3% in aggregate principal amount of the outstanding Notes, as applicable;

WHEREAS, the Company has offered to purchase (the “Purchase Offer”) for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated as of May 31, 2013 (the “Offering Circular”) and the accompanying Letter of Transmittal and Consent, as each may be amended, supplemented or modified from time to time attached hereto;

WHEREAS, in connection with the Purchase Offer, the Company has also solicited consents from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture as described in the Offering Circular and set forth in Section 1.01 of this First Supplemental Indenture, with the operation of such Proposed Amendments being subject to the satisfaction or waiver by the Company of the conditions to the Offer to Purchase and the acceptance by the Company for purchase of the Notes validly tendered and not validly withdrawn pursuant to the Purchase Offer;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend or supplement the Indenture to effect the Proposed Amendment with the consent of the Holders of a majority or at least 66 2/3% in aggregate principal amount of the outstanding Notes, as applicable;

WHEREAS, the Company has received and caused to be delivered to the Trustee the consents from at least 66 2/3% in aggregate principal amount of Notes outstanding to effect the Proposed Amendments under the Indenture;

WHEREAS, the Company and the Guarantors have duly authorized the execution and delivery of this First Supplemental Indenture;

WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized and required to execute and deliver this First Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the amended and restated certificate of formation and the operating agreement of the Company and by the applicable governing documents of each Guarantor to execute and deliver this First Supplemental Indenture, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company, the Guarantors and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE AND THE NOTES; RELEASE OF SECURITY INTERESTS

Section 1.01. Amendments to the Indenture.

(a) The Indenture is hereby amended to delete each of the following sections, or clauses of sections, in its entirety and, in the case of each such section or clause, insert in lieu thereof the phrase “[Intentionally Omitted]”:

(1)	Section 3.09. Offer to Purchase by Application of Excess Proceeds;

(2)	Section 4.02. Maintenance of Office or Agency;

(3)	Section 4.03. Reports;

(4)	Section 4.04. Compliance Certificate;

(5)	Section 4.05. Taxes;

(6)	Section 4.06. Stay, Extension and Usury Laws;

(7)	Section 4.07. Restricted Payments;

(8)	Section 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries;

(9)	Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock;

(10)	Section 4.10. Asset Sales;

(11)	Section 4.11. Transactions with Affiliates;

(12)	Section 4.12. Liens;

(13)	Section 4.13. Business Activities;

(14)	Section 4.14. Corporate Existence;

(15)	Section 4.15. Offer to Repurchase upon Change of Control;

(16)	Section 4.16. Amendment of Fox River Indemnity Arrangements, Security Holders Agreements or ESOP Documentation;

(17)	Section 4.17. Limitation on Sale and Leaseback Transactions;

(18)	Section 4.18. Payments for Consent;

(19)	Section 4.19. Additional Note Guarantees;

(20)	Section 4.20. Designation of Restricted and Unrestricted Subsidiaries;

(21)	Section 4.21. Amendment of Security Documents, Intercreditor Agreements;

(22)	Section 4.22. Impairment of Security Interest;

(23)	Section 4.23. After-Acquired Property;

(24)	Section 13.01. Security Interest;

(25)	Section 13.02. Intercreditor Agreements;

(26)	Section 13.04. Recording and Opinions;

(27)	Section 13.05. Specified Releases of Collateral;

(28)	Section 13.06. Release of Collateral upon Satisfaction or Defeasance of all Outstanding Obligations;

(29)	Section 13.07. Post-Closing Collateral Requirement;

(30)	Section 13.08. Purchaser Protected;

(31)	Section 13.10. Insurance;

(32)	Clauses (3), (4) and (5) and the second to last paragraph of Section 5.01 (Merger, Consolidation, or Sale of Assets); and

(33)	Clauses (3), (4), (5), (6), (7), (8), (9), (10), (11), (12) and (13) of Section 6.01 (Events of Default).

(b) The second sentence of the first paragraph of Section 6.02 (Acceleration) of the Indenture is hereby replaced with the following sentence: “If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 90% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.”

(c) Any definition used exclusively in the provisions of the Indenture that are deleted pursuant to this Article I, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture, and all references in the Indenture to any sections or clauses set forth above in this Section 1.01, any and all obligations thereunder and any event of default related solely to such sections and clauses, are hereby deleted throughout the Indenture.

Section 1.02. Amendments to Notes. Any provision contained in the Notes that relates to any provision of the Indenture as amended by this Article I shall likewise be amended so that any such provision contained in the Notes will conform to and be consistent with any provision of the Indenture as amended hereby.

Section 1.03. Release of Security Interests. Subject to this First Supplemental Indenture becoming operative pursuant to Section 3.1, upon delivery by the Company to the Trustee and to the Collateral Agent of an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture and the Security Documents regarding the release of Collateral have been complied with and the execution of this First Supplemental Indenture is authorized and permitted by the Indenture, the Trustee and the Collateral Agent shall execute a certificate certifying that, without recourse, representation or warranty, (a) all Liens and security interests in the Collateral arising under the Security Documents are hereby automatically released and terminated, absolutely and irrevocably, (b) the Security Documents are hereby terminated and of no further force and effect without any further action by any Person, and the Collateral Agent hereby expressly relinquishes, releases and renders ineffective all of its right, power and interest derived from or under the Security Documents (except for the rights, privileges and immunities of the Trustee and the Collateral Agent and those provisions that are expressly stated to survive the termination of the Indenture and the Security Documents) and (c) all obligations and liabilities under the Security Documents of the parties thereto are hereby deemed to be satisfied in full (except for the rights, privileges and immunities of the Trustee and the Collateral Agent and those obligations and liabilities that are expressly stated to survive the termination of the Indenture and the Security Documents). Without limiting the foregoing, pursuant to such certificate, the Collateral Agent shall authorize the Company to file of record UCC-3 termination statements with respect to financing statements which name the Company or a Guarantor as debtor and Collateral Agent as secured party in connection with the Indenture and the Security Documents and agrees to execute and deliver such instruments and take such other actions as the Company or the Guarantors shall deem necessary or advisable to evidence the release and termination of the Liens and security interests in the Collateral.

ARTICLE II

MISCELLANEOUS

Section 2.01. Effect of Supplemental Indenture. The provisions of this First Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this First Supplemental Indenture shall become operative only upon the purchase by the Company, pursuant to the Tender Offer, of at least two-thirds in aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), with the result that the amendments to the Indenture effected by this First Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee in writing promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur and such notice shall state the date that this First Supplemental Indenture becomes operative (if applicable), and the Trustee shall cause a copy of such notice to be sent to the Holders of the Notes. The Company shall cause Notes that have been purchased to be promptly delivered to the Trustee (unless such Notes are already held by the Trustee) for cancellation pursuant to Section 2.11 of the Indenture.

Section 2.02. Reference to and Effect on the Indenture. On and after the effective date of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented and amended by this First Supplemental Indenture, unless the context otherwise requires.

Section 2.03. Integral Part. This First Supplemental Indenture constitutes an integral part of the Indenture.

Section 2.04. General Definitions. Capitalized terms used but not defined herein shall have the meanings specified in the Indenture.

Section 2.05. Counterparts. This First Supplemental Indenture may be executed in any number of copies or counterparts, each of which will be an original; and all such counterparts together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.06. Headings. Titles of sections of this First Supplemental Indenture are for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 2.07. Severability. In case any provision of this First Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.08. Benefits of Supplemental Indenture. Nothing in this First Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person (other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture, the Indenture or the Notes.

Section 2.09. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.10. Notices. Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

if to the Company and/or any Guarantor:

Appvion, Inc.

825 East Wisconsin Avenue

P.O. Box 359

Appleton, WI 54912

Facsimile No.: (920) 991-7256

Attention: Chief Financial Officer

if to the Trustee:

U.S. Bank Global Corporate Trust Services

1555 North RiverCenter Drive Suite 203

Milwaukee, WI 53212

Facsimile No.: (414) 905-5049

Attention: Steven F. Posto

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 2.11. No Recourse Against Others. No director, officer, employee, shareholder or member as such, of the Company or any of the Guarantors shall have any liability for any obligations of the Company and the Guarantors under this First Supplemental Indenture, the Indenture or the Notes or for any claim based on, in respect of or by reason of such obligations or their creation.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

APPVION, INC.

By:	/s/ Jeffrey J. Fletcher
Name:	Jeffrey J. Fletcher
Title:	Controller

PAPERWEIGHT DEVELOPMENT CORP.,
as a Guarantor

By:	/s/ Jeffrey J. Fletcher
Name:	Jeffrey J. Fletcher
Title:	Controller

APPVION CANADA, LTD., as a Guarantor

By:	/s/ Jeffrey J. Fletcher
Name:	Jeffrey J. Fletcher
Title:	Treasurer

[Signature Page to First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ Steven F. Posto
Name:	Steven F. Posto
Title:	Vice President

[Signature Page to First Supplemental Indenture]